Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
November 21, 2018 Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	Mr. James R. Bosley, Jr. President (410) 374-1510, Ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES CASH DIVIDEND OF $.43 PER SHARE

HAMPSTEAD, MARYLAND (November 21, 2018) – On November 19, 2018, the Board of Directors of Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank, declared a cash dividend of $.43 per share of common stock, which will be paid on December 21, 2018 to shareholders of record on December 7, 2018. The $.43 per share dividend is a $.03 increase over the $.40 per share dividend paid in June 2018. The semi-annual dividend has increased eighteen consecutive times, starting with the June 2010 dividend. The combined 2018 dividend of $.83 per share represents a 2.6% yield on the current market value of $32.15 per share and represents a 9.2% increase over the $.76 per share dividend paid in 2017. The annual dividend has increased by at least $.05 per share for six consecutive years.

Please visit the investor relations section of the Bank’s website, www.fmb1919.com. It includes press releases, financial information, stock information, peer analysis, and information about Farmers and Merchants Bancshares, Inc. officers and directors.

Farmers and Merchants Bancshares, Inc. was formed in August of 2016 to operate as a bank holding company with Farmers and Merchants Bank as its wholly-owned subsidiary. Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating over 99 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 140 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown and Westminster. The shares of the Company’s common stock are traded in the over-the-counter market by certain broker-dealers and price quotations are available through the OTC Markets Group’s OTC Pink Market under the symbol “FMFG”.